UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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EMAGEON INC.

(Name of Registrant as Specified In Its Charter)

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June 13, 2008
Dear Fellow Stockholder:
LET’S SET THE RECORD STRAIGHT
We are writing to make you aware of certain inaccuracies and misleading statements of fact contained in the additional soliciting materials filed by Oliver Press Partners, LLC (“OPP”) with the Securities and Exchange Commission on June 11, 2008. In order to allow you to make a fully informed decision regarding the election of directors at our upcoming annual meeting, we felt it was imperative to provide you with the complete facts regarding some of the claims made in OPP’s materials.
This year’s annual meeting is a particularly important one, and your vote is important. A group of New York-based hedge funds controlled by OPP is seeking the election of its own dissident slate of three director nominees in opposition to the nominees selected by your Governance Committee and the Board of Directors.
Your Board believes that it is not in the best interest of our company and its stockholders to elect any members of this dissident slate of candidates for the reasons described below and in our letter to stockholders dated June 6, 2008, and we strongly oppose their election to the Board.
WE URGE YOU TO DISCARD ANY BLUE PROXY CARD
THAT YOUR RECEIVE FROM OLIVER PRESS PARTNERS

OPP MISREPRESENTS
THE RELATIVE DECLINE IN OUR STOCK PRICE
Oliver Press Partners states in its June 11, 2008 materials that “EMAG shares are currently trading at an extreme discount valuation when compared to enterprise software trading levels (see Appendix 1).” The Appendix 1 referred to by OPP and that is attached to their materials contains a long list of software companies across an extremely wide range of segments, including the consumer, supply chain and security segments.
We believe the more meaningful comparison is against the Company’s peer group of healthcare image management software and related service providers, which have all suffered from similar market conditions and decreases in government reimbursement programs in recent years. For the twelve months ended June 6, 2008, the Company’s peer group of healthcare image management and related service businesses suffered an average stock market price decline of approximately 52.2%, while Emageon suffered a loss during the same period of 69.7%. This peer group consists of Vital Images Inc., Amicas Inc., Emageon Inc., Merge Technologies Inc., Nighthawk Radiology Holdings Inc., and Virtual Radiologic Corporation. While we are not at all satisfied with the company’s stock performance, we believe that it is only fair to consider our stock’s performance in the context of the industry wide sales decline suffered by our peer group, rather than comparing our performance to all software companies across all segments.

OPP MISREPRESENTS THE DECREASE IN
BENEFICIAL OWNERSHIP OF COMPANY STOCK BY OUR DIRECTORS
OPP stated in its June 11, 2008 materials that several of the Emageon directors “have divested the overwhelming majority of their position” in Emageon stock. There are several material, factual inaccuracies in the details that OPP provides as support for this claim.
•	OPP claims that Chris Horgen, a former director of Emageon, distributed 3,079,160 shares of his Emageon stock during 2005. In fact, more than 99% of these shares were owned by an investment fund of which Mr. Horgen was a managing partner and of which he was deemed by SEC rules to be the beneficial owner. This fund distributed the shares to its investors soon after the initial public offering by the company, which resulted in Mr. Horgen no longer being deemed to beneficially own the shares. This decrease in beneficial ownership by Mr. Horgen did not represent a sale of any shares by him, contrary to the implication of the OPP materials.

•	OPP also claims that Roddy Clark, a director of the company, reduced his ownership position in Emageon stock by 99% during 2006. As with Mr. Horgen, the fact is that Mr. Clark did not sell or dispose of any shares that had been reported as being beneficially owned by him. Over 99% of the shares that were reflected as being beneficially owned by Mr. Clark at the time of the company’s initial public offering were no longer deemed to be beneficially owned by him during 2006 because the investment partnership that owned the shares sold them and distributed the proceeds to its investors. This sale and distribution was effected at the direction of the investors in the fund. We believe it is misleading to state, as OPP has done, that Mr. Clark “divested” over 99% of his position in Emageon stock under these circumstances.
We believe it is also important for stockholders to understand that directors and officers of the company were subject to strict prohibitions on any trading in company stock during the period that the company’s Board of Directors was engaged in an investigation of strategic alternatives. This investigation lasted from April 2007 through April 2008. During this period, insiders were strictly prohibited from making any purchases of company stock.

OPP IMPUGNS THE CAREFUL AND DELIBERATE PREPARATION AND IMPLEMENTATION OF OUR
“EMAGEON 2.0” INITIATIVE
OPP said that our Emageon 2.0 initiative is “an opportunistic response, filed late in the proxy contest...” They seem to suggest that the company made up this initiative in response to their threats to take over the board of the company. In fact, our board began considering the management restructuring and operational elements of Emageon 2.0 during the summer of 2007. This resulted, among other things, in the hiring of Mr. Perkins as the company’s new Chief Operating Officer in December 2007. Development of the operational elements of the Emageon 2.0 initiative was accelerated with the hiring of Mr. Perkins and these aspects began to be implemented in January 2008.
This initiative represents a careful and deliberate effort by your board to improve the company’s operations, products, strategy and performance in response to challenging market conditions experienced during 2007. It is far from an “opportunistic response” to the OPP threats.

WE STRONGLY ENCOURAGE YOU TO SUPPORT YOUR BOARD
AND MANAGEMENT BY VOTING THE WHITE PROXY CARD TODAY
     Your vote is important, no matter how many shares you own. You should have received a definitive proxy statement from Emageon with a WHITE proxy card enclosed. We ask that you support your Board and management by signing, dating and returning the WHITE proxy card.
     If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200 (stockholders) or (203) 658-9400 (brokers and banks).
We thank you for your continued support.

Your Board of Directors,

Mylle H. Mangum Chair, Governance Committee	Hugh H. Williamson, III Lead Independent Director

Important Information
     On May 19, 2008, Emageon Inc. filed with the Securities and Exchange Commission a definitive proxy statement and accompanying WHITE proxy card in connection with its annual meeting of stockholders, and on May 21, 2008 it began mailing these proxy materials to its stockholders. Emageon stockholders are strongly advised to read Emageon’s proxy statement as it contains important information. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and the annual, quarterly and current reports and other information filed by Emageon with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement are also available for free at Emageon’s Internet website at www.emageon.com or by writing to Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, Attn: Corporate Secretary. In addition, copies of Emageon’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC at (800) 662-5200. Emageon’s directors and certain of its officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the annual meeting. Information identifying these participants and describing their direct and indirect interests is available in Emageon’s definitive proxy statement filed with the Securities and Exchange Commission on May 19, 2008.
Forward Looking Statements
     This letter contains forward-looking statements about Emageon that represent its current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this letter are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with the cyclical nature of its industry and changes in economic conditions in general, risks associated with its history of operating losses, risks associated with changes in its primary market for PACS radiology systems and the recent decline in PACS radiology system sales orders, risks associated with fluctuations in its quarterly operating results, risks associated with the recent decline in the market price of its common stock, risks associated with the nomination of a competing slate of directors for election at this year’s annual meeting of stockholders, the risk of loss of its senior executive management, risk associated with expansion of its market and selling efforts into new product segments, the risk that its target markets do not develop as expected, the risk that its acquisitions could result in integration difficulties, dilution or other adverse financial consequences, the risk of failure to raise additional capital on acceptable terms, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, the risk of its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, the risk of its customers’ reliance on third party reimbursements, and the risk of the potential impact on its business of Food & Drug Administration (FDA) regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10- K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 17, 2008.

Sign, date and return the WHITE proxy card today.
Important!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.

Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Blue proxy card sent to you by OPP.

•	Even if you have sent a Blue proxy card to Oliver Press, you have every right to change your vote. You may revoke that proxy, and vote as recommended by management by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today. You may also vote via the Internet or by telephone by following the voting instructions on the WHITE proxy card.

•	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO. at (800) 607-0088.